Exhibit 99.1

For Immediate Release

Hyperthermia System for Cancer Treatment Installed at Lankenau Hospital
First Hospital in Philadelphia Region to Acquire New Technology

SALT LAKE CITY, Utah November 20, 2008—BSD Medical Corporation (NASDAQ:BSDM) today reported that the Lankenau Hospital Department of Radiation Oncology has become the first hospital in the Philadelphia region and the 17th nationwide (in the past 24 months) to acquire the BSD-500 Hyperthermia System for use in the treatment of cancer. The addition of the system significantly adds to the multidisciplinary arsenal of cancer treatment options Lankenau provides to the Philadelphia and Main Line community.

The BSD hyperthermia system delivers precision-focused heat energy to tumors in the body.  It is used in combination with radiation therapy to enhance treatment effects by making cancer cells more sensitive to radiation. Hyperthermia treatment is typically delivered twice per week prior to radiation treatments.

In Phase III clinical trials where hyperthermia therapy was combined with radiation therapy, hyperthermia improved complete response for recurrent breast, head and neck, melanoma, and other cancers from 23 to 68 percent.  Hyperthermia combined with radiation therapy has also shown improved control rates for patients with advanced cervical cancer.

“We are confident that the addition of hyperthermia to our treatment options will provide significant potential benefits to many of our patients,” says Dr. Marisa Weiss, Director of Breast Radiation Oncology and Breast Health Outreach at Lankenau Hospital and founder and president of Breast Cancer.org.

“Main Line Health System treats approximately 3000 cancer patients annually with remarkable results, improving overall survival and quality of life,” said Dr. Albert Denittis, Chief of Radiation Oncology. “We are pleased to be the first hospital in the region to offer this treatment modality to our patients.”

“The Lankenau Radiation Oncology Department has been on the cutting-edge of technology in acquiring weapons to further expand our services in the fight against cancer and hyperthermia furthers this commitment to our patients,” says Gary Antonelli, Radiation Oncology Administrator.

About BSD Medical Corporation

BSD Medical is a leading developer of medical systems used to deliver precision-focused RF or microwave energy for the treatment of cancer and other diseases and conditions. BSD Medical’s cancer therapy systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with other treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

About Lankenau Hospital

Established in 1860, Lankenau Hospital is a 331-bed acute-care non-profit teaching hospital with an on-site affiliated institute for medical research on campus, The Lankenau Institute for Medical Research. The Hospital’s nationally recognized Heart Center provides a full range of cardiovascular care including cardiac surgery, cardiac catheterization, electrophysiology, and a heart failure program. Other services include a state of the art Cancer Center offering clinical research trials through our NCI-designated Community Clinical Oncology Program (CCOP),  a world class Comprehensive Rectal Cancer Center, a Level III NICU, a Kidney Transplant Program and an accredited Sleep Medicine Center. Lankenau is equipped with the latest technology to diagnose disease and aid in treatment, including PET scanning the daVince Surgical System and 3T MRI. We are the birthplace to more than 2200 babies each year and serve the community through many education, prevention and early detection programs. At the core of our mission is our commitment to teaching the physicians of tomorrow. That commitment was solidified when we opened The Walter and Leonore Annenberg Conference Center for Medical Education serving as a hub for physician education across the region. Lankenau outpatient services can also be accessed at the Main Line Health Center—Lawrence Park.

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